EXHIBIT 5.1

May 6, 2019

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

I am Vice President and Corporate Secretary of Corning Incorporated (the “Company”) and am familiar with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to an aggregate of 1,500,000 shares of Corning’s Common Stock, $.50 par value (“Common Stock”), subject to adjustment, to be offered by the Company pursuant to the 2019 Equity Plan for Non-Employee Directors (the “Plan”) described in the Registration Statement.

In this connection, I have examined the originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials and officers of the Company, and other documents as I deemed pertinent as a basis for the opinions hereinafter expressed.

Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of New York.

2. The shares of the Company’s Common Stock have been duly authorized and, upon issuance and delivery, and payment therefor, if any, pursuant to terms of the Plan and the awards issued pursuant to the Plan will be validly issued, fully paid and non-assessable.

My opinions expressed above are limited to the laws of the State of New York.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above and further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Linda E. Jolly